     For Immediate Release
     November 7, 2018

Aleris Reports Third Quarter 2018 Results
CLEVELAND, Ohio – November 7, 2018 – Aleris Corporation today reported results for the three and nine months ended September 30, 2018.

Third Quarter Summary

▪	Net loss of $26 million compared to net loss of $66 million in the third quarter of 2017

▪	Adjusted EBITDA of $77 million compared to $46 million in the third quarter of 2017

▪	Global aerospace volumes returned to growth as destocking subsides; record volumes in Asia Pacific

▪	Higher automotive volumes in Europe from strong demand and improved operating performance

▪	Increasing commercial shipments from North America automotive assets; began supplying primary automotive OEM customer under long-term contract

▪	Continued strong building and construction demand and favorable metal environment in North America

▪	Improved performance in North America also attributed to the non-recurrence of prior year major hot mill outage

▪	Liquidity of approximately $475 million as of September 30, 2018

Outlook

▪	Fourth quarter segment income and Adjusted EBITDA expected to be sequentially lower but higher than the fourth quarter of 2017

▪	Commercial shipments from North America automotive assets are expected to continue to increase based on committed volumes; start-up costs expected to continue to decline

▪	Global aerospace volumes expected to benefit from higher aircraft production rates

▪	European automotive volume expected to continue to benefit from new model launches

▪	Favorable year-over-year metal spreads and rolling margins expected in North America

▪	Continued inflationary cost pressure expected, particularly in North America freight

“Our dual focus on strengthening operational performance while executing our growth strategy led to a strong third quarter, as we achieved record automotive volumes and saw a sharp improvement in aerospace demand,” Sean Stack, Aleris Chairman & CEO said. “With our Lewisport, Kentucky automotive facility now delivering products to customers, and deliveries under our long-term aerospace agreements, we expect these trends to continue and look forward to a strong finish to 2018.”

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
(Dollars in millions, metric tons in thousands)	(unaudited)
Metric tons of finished product shipped	225	198	670	616
Revenue	$911	$713	$2,644	$2,163
Commercial margin (1)	$373	$289	$1,066	$908
Segment income	$90	$53	$283	$187
Net loss	$(26)	$(66)	$(68)	$(103)
Adjusted EBITDA (1)	$77	$46	$215	$164
(1) See the attached tables for a reconciliation to the applicable GAAP measure.
Third Quarter 2018 Results
Net loss was $26 million in the third quarter of 2018 compared to a net loss of $66 million in the third quarter of 2017. Adjusted EBITDA was $77 million in the third quarter of 2018, up from $46 million in the third quarter of 2017. Third quarter net loss and Adjusted EBITDA were impacted by the following:

▪	improved rolling margins and favorable metal spreads increased Adjusted EBITDA approximately $27 million;

▪
a 14 percent increase in global volumes and a stronger mix of products sold in Europe, increased Adjusted EBITDA approximately $13 million. The volume increase resulted from 25 percent and 77 percent increases in global aerospace and automotive shipments, respectively, as well as increased North America building and construction and distribution volumes. As aerospace supply chain destocking ends, we are returning to normal demand patterns and benefiting from our recent multi-year supply agreements. Shipments from our new North America automotive assets, strong operating performance in Europe, recent multi-year supply agreements and customer model launches drove an increase in automotive shipments. North America distribution volume increased as sales in the third quarter of 2017 were impacted by an extended planned outage at our Lewisport facility;

▪
favorable productivity in Europe and our non-Lewisport business in North America was more than offset by the impact of the ramp-up of automotive production and the higher cost structure of the Lewisport facility, as we absorb costs previously classified as start-up. In addition, labor costs and energy prices increased and North America freight costs were significantly higher. These factors combined to decrease Adjusted EBITDA approximately $11 million; and

▪	a stronger dollar favorably impacted Adjusted EBITDA approximately $2 million.
In addition, net loss was favorably impacted by the following:

▪
a $13 million decrease in start-up costs, as the North America autobody sheet (“ABS”) project at our Lewisport, Kentucky facility (the “North America ABS Project”) substantially exited the start-up phase during the third quarter;

▪
an $8 million favorable change in unrealized derivative losses (approximately $10 million of unrealized losses in the third quarter of 2018 compared to $19 million of unrealized losses in the third quarter of 2017); and

▪	a $5 million favorable variation in metal price lag ($4 million favorable in the third quarter of 2018 compared to $1 million unfavorable in the third quarter of 2017). Metal price lag represents the difference between the price of primary aluminum included in our revenues and the price of aluminum impacting our cost of sales net of hedge gains and losses.
These favorable changes to net loss were partially offset by:

▪	a $6 million increase in interest expense resulting primarily from increased borrowings related to the refinancing completed in the second quarter of 2018 and decreased capitalized interest;

▪	a $5 million increase in depreciation expense, as substantially all of the assets related to the North America ABS Project have been placed into service;

▪	a $4 million increase in business development costs, primarily related to the potential Merger (defined below); and

▪	a $4 million increase in the tax provision.
In the third quarter of 2018, capital expenditures were $25 million as compared to $57 million in the third quarter of 2017. Expenditures related to the North America ABS Project have declined as that project nears completion. We expect 2018 capital spending of approximately $115.0 million to $125.0 million excluding capitalized interest, including $76.3 million spent through the third quarter of 2018.
As of September 30, 2018, Aleris had liquidity of approximately $475 million, which consisted of approximately $413 million of availability under our ABL Facility, $57 million of cash on hand and $5 million of cash restricted for the payment of the China Loan Facility. Both our borrowing base and ABL Facility utilization may fluctuate on a monthly basis due, in part, to changes in seasonal working capital and aluminum prices.
North America
North America segment income increased to $52 million in the third quarter of 2018 from $20 million in the third quarter of 2017. Segment Adjusted EBITDA increased to $42 million in the third quarter of 2018 from $21 million in the third quarter of 2017. Performance drivers for segment income and segment Adjusted EBITDA included:

▪	improved rolling margins, favorable metal spreads and scrap availability increased segment Adjusted EBITDA approximately $25 million;

▪
a 21 percent increase in volumes increased segment Adjusted EBITDA approximately $8 million. Automotive volumes increased more than 400 percent as production on the first Lewisport CALP ramped-up during the quarter. Distribution volumes increased 20 percent as prior year sales were affected by an extended planned outage at our Lewisport facility. Building and construction volumes increased 9 percent as a result of favorable demand and improved operating performance; and

▪
our non-Lewisport operations delivered solid productivity gains and improved operational performance. However, these improvements were more than offset by wage inflation, significantly higher freight costs and unfavorable productivity at our Lewisport facility. Productivity at the Lewisport facility was affected by the automotive ramp-up, the absorption of costs previously classified as start-up and a cost structure designed for a manufacturing rate at which the facility is not yet producing. These factors are transitory and combined to decrease Adjusted EBITDA approximately $12 million.

In addition to the factors above, segment income was impacted by a $12 million favorable variance in metal price lag.

Europe
Europe segment income increased to $30 million in the third quarter of 2018 from $28 million in the third quarter of 2017. Segment Adjusted EBITDA increased to $38 million in the third quarter of 2018 from $29 million in the third quarter of 2017. Performance drivers for segment income and segment Adjusted EBITDA included:

▪
a 19 percent increase in automotive volumes and a 14 percent increase in aerospace volumes, as well as a stronger mix of aerospace products sold, increased segment Adjusted EBITDA approximately $4 million. As aerospace supply chain destocking ends, we are returning to normal demand patterns and benefiting from our recent multi-year supply agreements;

▪	productivity gains from improved operational stability and cost optimization more than offset inflation, increasing segment Adjusted EBITDA approximately $2 million;

▪	the net impact of currency changes increased segment Adjusted EBITDA approximately $1 million; and

▪	improved scrap usage and lower hardener costs were partially offset by unfavorable rolling margins, increasing segment Adjusted EBITDA approximately $2 million.
In addition to the factors above, segment income was impacted by a $7 million unfavorable variance in metal price lag.
Asia Pacific
Asia Pacific segment income increased to $7 million in the third quarter of 2018 from $4 million in the third quarter of 2017. Segment Adjusted EBITDA increased to $6 million in the third quarter of 2018 from $4 million in the third quarter of 2017. The primary performance driver for segment income and segment Adjusted EBITDA was an improved mix of products sold resulting from a 51 percent increase in aerospace shipments, that increased segment Adjusted EBITDA approximately $2 million.
Potential Acquisition of Aleris Corporation
On July 26, 2018, we announced that we entered into a definitive agreement to be acquired by Novelis Inc., a subsidiary of Hindalco Industries Limited, for approximately $2.6 billion, including the assumption of the Company’s outstanding indebtedness (the “Merger”). The Merger is expected to close in nine to fifteen months from the date of the definitive agreement, subject to customary regulatory approvals and closing conditions. There can be no assurance that the Merger will be consummated on the expected timing or at all.
Year-to-Date Results
Key financial highlights for the nine months ended September 30, 2018 include:

▪
Revenues of $2,644 million compared to $2,163 million for the prior year period. The increase was primarily attributable to higher average aluminum prices included in our invoiced prices, increased volumes, particularly in global automotive and North America building and construction and distribution, improved rolling margins, and the favorable impact of exchange rates on the translation of revenues.

▪
Net loss of $68 million compared to a net loss of $103 million in the prior year period. Higher Adjusted EBITDA, a decrease in the provision for income taxes and the gain on the Real Industry bankruptcy reorganization were partially offset by increased debt extinguishment costs, depreciation expense and interest expense.

▪
Adjusted EBITDA increased to $215 million from $164 million in the prior year period. Strong demand, improved operating performance and a favorable metal environment in North America were partially offset by a substantial increase in freight costs in North America and the automotive ramp-up in Lewisport.

▪
Cash used by operating activities totaled $67 million in the current year compared to cash used by operating activities of $33 million in 2017. The current year cash used by operating activities relates to $86 million of cash from earnings offset by cash used to fund a $154 million increase in net operating assets. The increase in operating assets was primarily due to higher inventory resulting from increased aluminum prices and the ramp-up of production in Lewisport, as well as shorter payables terms in Europe resulting primarily from the sanctions on United Company Rusal Plc.

▪	Capital expenditures decreased to $76 million from $175 million in the prior year period, as expenditures related to the North America ABS Project have declined as that project nears completion.
Conference Call and Webcast Information
Aleris will hold a conference call and webcast on November 7, 2018 at 9:00 a.m. Eastern Time. Sean M. Stack, chairman and chief executive officer, and Eric M. Rychel, executive vice president, chief financial officer and treasurer, will host the call to discuss results.
The webcast can be accessed through the Company’s website, www.aleris.com. The conference call can be accessed by dialing 1-877-870-4263 or 1-412-317-0790 (for international callers) and asking for the “Aleris call”. A replay of the call will be posted on the Company’s website in the Investor Relations section.
Forward-Looking Statements
Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements under headings with “Outlook” in the title and statements about the Merger and our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “will,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “look forward to,” “intend” and similar expressions intended to connote future events and circumstances constitute forward-looking statements. Forward-looking statements include statements about, among other things, future costs and prices of commodities, production volumes, industry trends, anticipated cost savings, anticipated benefits from new products, facilities, acquisitions or divestitures, projected results of operations, achievement of production efficiencies, capacity expansions, future prices and demand for our products and estimated cash flows and sufficiency of cash flows to fund operations, capital expenditures and debt service obligations, as well as statements regarding trade cases, tariffs and other future governmental actions. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in or implied by any forward-looking statement. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: (1) our ability to successfully implement our business strategy; (2) the success of past and future acquisitions or divestitures; (3) the cyclical nature of the aluminum industry, material adverse changes in the aluminum industry or our end-uses, such as global and regional supply and demand conditions for aluminum and aluminum products, and changes in our customers’ industries; (4) increases in the cost, or limited availability, of raw materials and energy; (5) our ability to enter into effective metal, energy and other commodity derivatives or arrangements with customers to manage effectively our exposure to commodity price fluctuations and changes in the pricing of metals, especially London Metal Exchange-based aluminum prices; (6) our ability to generate sufficient cash flows to fund our operations and capital expenditure requirements and to meet our debt obligations; (7) competitor pricing activity, competition of aluminum with alternative materials and the general impact of competition in the industry end-uses we serve; (8) our ability to retain the services of certain members of our management; (9) the loss of order volumes from any of our largest customers; (10) our ability to retain customers, a substantial number of whom do not have long-term contractual arrangements with us; (11) risks of investing in and conducting operations on a global basis, including political, social, economic, currency and regulatory factors; (12) variability in general economic or political conditions on a global or regional basis; (13) current environmental liabilities and the cost of compliance with and liabilities under health and safety laws; (14) labor relations (i.e., disruptions, strikes or work stoppages) and labor costs; (15) our internal controls over financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur; (16) our levels of indebtedness and debt service obligations, including changes in our credit ratings, material increases in our cost of borrowing or the failure of financial institutions to fulfill their commitments to us under committed facilities; (17) our ability to access credit or capital markets; (18) the possibility that we may incur additional indebtedness in the future; (19) limitations on operating our business and incurring additional indebtedness as a result of covenant restrictions under our indebtedness, and our ability to pay amounts due under our outstanding indebtedness; (20) risks related to the Merger, including the possibility that the Merger may not be consummated; and (21) other factors discussed in our filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” contained therein. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether in response to new information, futures events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
In addition to the results reported in accordance with GAAP, this press release includes information regarding certain non-GAAP financial measures. Management uses EBITDA, Adjusted EBITDA, segment Adjusted EBITDA and commercial margin (collectively, the “Non-GAAP Measures”) as performance metrics and believes these measures provide additional information commonly used by the holders of the 2023 Junior Priority Notes and parties to our Term Loan Facility and the ABL Facility with respect to the ongoing performance of our underlying business activities, as well as our ability to meet our future debt service, capital expenditures and working capital needs. In addition, EBITDA with certain adjustments is a component of certain covenants under the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes. Adjusted EBITDA, including the impact of metal price lag, is a component of certain financial covenants under the credit agreement governing the ABL Facility. Management also uses commercial margin as a performance metric and believes that it provides useful information regarding the performance of our segments because it measures the price at which we sell our aluminum products above the hedged cost of the metal and the effects of metal price lag, thereby reflecting the value-added components of our commercial activities independent of aluminum prices which we cannot control.

Our EBITDA calculations represent net income and loss attributable to Aleris Corporation before interest income and expense, provision for and benefit from income taxes, depreciation and amortization and income and loss from discontinued operations, net of tax. Adjusted EBITDA is defined as EBITDA excluding metal price lag, unrealized gains and losses on derivative financial instruments, restructuring charges, currency exchange gains and losses on debt, stock-based compensation expense, start-up costs, loss on extinguishment of debt, impairment of amounts held in escrow related to the sale of the recycling business and certain other gains and losses. Segment Adjusted EBITDA represents Adjusted EBITDA on a per segment basis. EBITDA as defined in the credit agreement governing the Term Loan Facility and the indenture governing the 2023 Junior Priority Notes also limits the amount of adjustments for cost savings, operational improvement and synergies for the purpose of determining our compliance with such covenants. Adjusted EBITDA as defined under the ABL Facility also limits the amount of adjustments for restructuring charges and requires additional adjustments be made if certain annual pension funding levels are exceeded. Commercial margin represents revenues less the hedged cost of metal and the effects of metal price lag.

The Non-GAAP Measures, as we use them, may not be comparable to similarly titled measures used by other companies. We calculate the Non-GAAP Financial Measures by eliminating the impact of a number of items we do not consider indicative of our ongoing operating performance, and certain other items. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. However, the Non-GAAP Financial Measures are not financial measurements recognized under GAAP, and when analyzing our operating performance, investors should use the Non-GAAP Financial Measures in addition to, and not as an alternative for, net income and loss attributable to Aleris Corporation, operating income and loss, or any other performance measure derived in accordance with GAAP, or in addition to, and not as an alternative for, cash flow from operating activities as a measure of our liquidity. The Non-GAAP Financial Measures have limitations as analytical tools, and they should not be considered in isolation, or as a substitute for, or superior to, our measures of financial performance prepared in accordance with GAAP.

Website Posting
We use our investor website (investor.aleris.com) as a channel of distribution of Company information. The information we post through this channel may be deemed material. Accordingly, investors should monitor this channel, in addition to following our press releases, Securities and Exchange Commission ("SEC") filings, and public conference calls and webcasts. The content of our website is not, however, a part of this press release.
About Aleris
Aleris is a privately held, global leader in aluminum rolled products production. Headquartered in Cleveland, Ohio, Aleris operates 13 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.
……………………………………………………………………………………………………………
The information disclosed in this press release is believed by Aleris to be accurate as of the date hereof. Aleris expressly disclaims any duty to update the information contained in this press release. Persons engaging in any transactions with Aleris or in Aleris’s securities are cautioned that there may exist other material information regarding Aleris that is not publicly available.

Investor Contact:    Eric M. Rychel
Phone: 216-910-3229

Media Contact:    Shannon Bennett
Phone: 216-910-3664

Aleris Corporation

Consolidated Statements of Operations
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues	$911.3	$712.8	$2,644.2	$2,163.2
Cost of sales	845.6	674.6	2,414.6	1,953.2
Gross profit	65.7	38.2	229.6	210.0
Selling, general and administrative expenses	53.2	49.2	153.7	152.7
Restructuring charges	0.2	0.9	2.0	2.1
(Gains) losses on derivative financial instruments	(6.3)	14.9	(19.0)	30.6
Other operating expense, net	0.8	2.0	1.9	4.0
Operating income (loss)	17.8	(28.8)	91.0	20.6
Interest expense, net	37.5	32.0	106.0	90.4
Debt extinguishment costs	—	—	48.9	—
Other expense (income), net	0.9	3.3	(10.2)	8.4
Loss before income taxes	(20.6)	(64.1)	(53.7)	(78.2)
Provision for income taxes	5.4	1.6	14.7	25.1
Net loss	$(26.0)	$(65.7)	$(68.4)	$(103.3)

Aleris Corporation
Operating and Segment Information
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Segment income:
North America	$52.4	$19.9	$165.5	$75.2
Europe	30.4	28.4	101.0	101.7
Asia Pacific	7.0	4.3	16.1	10.0
Total segment income	89.8	52.6	282.6	186.9

Depreciation and amortization	(35.0)	(30.5)	(103.8)	(82.0)
Other corporate general and administrative expenses	(15.3)	(8.9)	(37.9)	(32.1)
Restructuring charges	(0.2)	(0.9)	(2.0)	(2.1)
Interest expense, net	(37.5)	(32.0)	(106.0)	(90.4)
Unallocated (losses) gains on derivative financial instruments	(10.5)	(18.4)	3.0	(1.0)
Unallocated currency exchange losses	(1.1)	(2.0)	(2.4)	(3.7)
Start-up costs	(9.8)	(22.8)	(48.7)	(52.6)
Loss on extinguishment of debt	—	—	(48.9)	—
Other (expense) income, net	(1.0)	(1.2)	10.4	(1.2)
Loss before income taxes	$(20.6)	$(64.1)	$(53.7)	$(78.2)

Aleris Corporation
Operating and Segment Information
(unaudited)
(Dollars in millions, except per ton measures, metric tons in thousands)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Metric tons of finished product shipped:
North America	138.7	114.5	398.5	360.4
Europe	80.8	78.2	253.5	240.4
Asia Pacific	6.9	7.1	21.9	19.4
Intra-entity shipments	(1.1)	(1.8)	(4.1)	(4.4)
Total metric tons of finished product shipped	225.3	198.0	669.8	615.8

Revenues:
North America	$532.4	$364.4	$1,471.9	$1,129.0
Europe	348.8	324.3	1,084.7	969.2
Asia Pacific	35.5	32.2	109.4	87.1
Intra-entity revenues	(5.4)	(8.1)	(21.8)	(22.1)
Consolidated revenues	$911.3	$712.8	$2,644.2	$2,163.2

Commercial margin(1):
North America	$205.4	$141.9	$565.4	$449.6
Europe	151.0	131.8	451.4	418.3
Asia Pacific	16.2	14.6	48.9	39.8
Total commercial margin(2)	$372.6	$288.6	$1,065.6	$908.1

Commercial margin per metric ton shipped:
North America	$1,480.8	$1,239.2	$1,419.0	$1,247.3
Europe	1,868.1	1,686.4	1,780.8	1,740.2
Asia Pacific	2,342.7	2,061.4	2,237.0	2,050.0

Segment Adjusted EBITDA(1):
North America(3)	$41.6	$21.4	$130.4	$81.1
Europe	37.5	28.5	98.1	101.2
Asia Pacific	6.3	3.7	14.8	8.3
Corporate	(8.4)	(8.1)	(27.8)	(26.9)
Total Adjusted EBITDA	$77.0	$45.5	$215.5	$163.7

Segment Adjusted EBITDA per metric ton shipped:
North America	$300.0	$187.0	$327.3	$225.0
Europe	464.0	364.7	386.8	420.8
Asia Pacific	912.6	525.5	678.3	425.0
Aleris Corporation	341.7	229.9	321.7	265.8

(1) See the following tables for a reconciliation to the applicable GAAP measure.
(2) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.
(3) Segment Adjusted EBITDA excludes start-up operating expenses and losses incurred during the start-up period. For the three months ended September 30, 2018 and 2017, start-up costs were $7.5 million and $21.2 million, respectively. For the nine months ended September 30, 2018 and 2017, start-up costs were $41.8 million and $48.1 million, respectively.

Aleris Corporation

Consolidated Balance Sheet
(unaudited)
(in millions, except share and per share data)

ASSETS	September 30, 2018	December 31, 2017
Current Assets
Cash and cash equivalents	$56.7	$102.4
Accounts receivable, net	412.1	245.7
Inventories	729.1	631.2
Prepaid expenses and other current assets	30.8	36.1
Total Current Assets	1,228.7	1,015.4
Property, plant and equipment, net	1,396.2	1,470.9
Intangible assets, net	33.1	34.7
Deferred income taxes	69.5	70.7
Other long-term assets	47.7	52.7
Total Assets	$2,775.2	$2,644.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$365.7	$299.2
Accrued liabilities	168.9	197.4
Current portion of long-term debt	21.6	9.1
Total Current Liabilities	556.2	505.7
Long-term debt	1,904.0	1,771.4
Deferred revenue	68.0	17.0
Deferred income taxes	9.3	4.0
Accrued pension benefits	160.3	170.2
Accrued postretirement benefits	33.1	34.3
Other long-term liabilities	45.1	49.1
Total Long-Term Liabilities	2,219.8	2,046.0
Stockholders’ Equity
Common stock; par value $.01; 45,000,000 shares authorized; 32,223,271 and 32,001,318 shares issued at September 30, 2018 and December 31, 2017, respectively	0.3	0.3
Preferred stock; par value $.01; 1,000,000 shares authorized; none issued	—	—
Additional paid-in capital	427.6	436.3
Retained deficit	(269.0)	(203.4)
Accumulated other comprehensive loss	(159.7)	(140.5)
Total Equity	(0.8)	92.7
Total Liabilities and Equity	$2,775.2	$2,644.4

Aleris Corporation

Consolidated Statements of Cash Flows
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Operating activities
Net loss	$(26.0)	$(65.7)	$(68.4)	$(103.3)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation and amortization	35.0	30.5	103.8	82.0
Provision for deferred income taxes	3.2	(0.5)	5.0	13.9
Stock-based compensation expense	2.1	0.4	2.8	1.5
Unrealized losses (gains) on derivative financial instruments	10.3	18.8	(3.2)	1.5
Amortization of debt issuance costs	2.2	0.7	3.6	2.1
Loss on extinguishment of debt	—	—	48.9	—
Non-cash gain	—	—	(11.1)	—
Other	2.6	4.2	5.1	9.1
Changes in operating assets and liabilities:
Change in accounts receivable	(11.4)	7.6	(146.0)	(60.2)
Change in inventories	(31.7)	5.3	(135.7)	(53.0)
Change in other assets	3.1	0.2	4.7	6.2
Change in accounts payable	35.2	11.5	76.9	35.8
Change in accrued and other liabilities	14.8	29.5	46.2	31.9
Net cash provided (used) by operating activities	39.4	42.5	(67.4)	(32.5)
Investing activities
Payments for property, plant and equipment	(24.8)	(56.9)	(76.3)	(174.9)
Other	(0.6)	(1.3)	(0.6)	(2.5)
Net cash used by investing activities	(25.4)	(58.2)	(76.9)	(177.4)
Financing activities
Proceeds from revolving credit facilities	—	100.8	220.3	401.7
Payments on revolving credit facilities	(11.6)	(62.8)	(284.4)	(429.2)
Proceeds from senior secured debt, net of discounts	—	—	1,483.0	263.8
Payments on senior notes, including premiums	(2.8)	—	(1,289.5)	—
Net payments on other long-term debt	(2.8)	(1.4)	(8.6)	(5.5)
Debt issuance costs	(2.1)	(0.7)	(20.4)	(2.5)
Other	(0.1)	(0.2)	(0.2)	(1.5)
Net cash (used) provided by financing activities	(19.4)	35.7	100.2	226.8
Effect of exchange rate differences on cash, cash equivalents and restricted cash	(1.2)	0.8	(1.9)	3.0
Net (decrease) increase in cash, cash equivalents and restricted cash	(6.6)	20.8	(46.0)	19.9
Cash, cash equivalents and restricted cash at beginning of period	68.6	54.7	108.0	55.6
Cash, cash equivalents and restricted cash at end of period	$62.0	$75.5	$62.0	$75.5

Cash and cash equivalents	$56.7	$71.9	$56.7	$71.9
Restricted cash (included in “Prepaid expenses and other current assets”)	5.3	3.6	5.3	3.6
Cash, cash equivalents and restricted cash	$62.0	$75.5	$62.0	$75.5

Aleris Corporation

Reconciliation of Adjusted EBITDA to
Net Loss and Cash Flows Provided (Used) by Operating Activities
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Adjusted EBITDA	$77.0	$45.5	$215.5	$163.7
Unrealized (losses) gains on derivative financial instruments	(10.4)	(18.8)	3.1	(1.5)
Restructuring charges	(0.2)	(0.9)	(2.0)	(2.1)
Unallocated currency exchange losses on debt	(1.2)	(1.8)	(2.5)	(3.1)
Stock-based compensation expense	(2.1)	(0.4)	(2.8)	(1.5)
Start-up costs	(9.8)	(22.8)	(48.7)	(52.6)
Favorable (unfavorable) metal price lag	4.3	(1.0)	39.3	(3.6)
Loss on extinguishment of debt	—	—	(48.9)	—
Other	(5.7)	(1.4)	3.1	(5.1)
EBITDA	51.9	(1.6)	156.1	94.2
Interest expense, net	(37.5)	(32.0)	(106.0)	(90.4)
Provision for income taxes	(5.4)	(1.6)	(14.7)	(25.1)
Depreciation and amortization	(35.0)	(30.5)	(103.8)	(82.0)
Net loss	(26.0)	(65.7)	(68.4)	(103.3)
Depreciation and amortization	35.0	30.5	103.8	82.0
Provision for (benefit from) deferred income taxes	3.2	(0.5)	5.0	13.9
Stock-based compensation expense	2.1	0.4	2.8	1.5
Unrealized losses (gains) on derivative financial instruments	10.3	18.8	(3.2)	1.5
Amortization of debt issuance costs	2.2	0.7	3.6	2.1
Loss on extinguishment of debt	—	—	48.9	—
Non-cash gain	—	—	(11.1)	—
Other	2.6	4.2	5.1	9.1
Change in operating assets and liabilities:
Change in accounts receivable	(11.4)	7.6	(146.0)	(60.2)
Change in inventories	(31.7)	5.3	(135.7)	(53.0)
Change in other assets	3.1	0.2	4.7	6.2
Change in accounts payable	35.2	11.5	76.9	35.8
Change in accrued and other liabilities	14.8	29.5	46.2	31.9
Net cash provided (used) by operating activities	$39.4	$42.5	$(67.4)	$(32.5)

Aleris Corporation

Reconciliation of Segment Income to
Segment Adjusted EBITDA
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
North America
Segment income	$52.4	$19.9	$165.5	$75.2
(Favorable) unfavorable metal price lag	(10.7)	1.6	(35.1)	5.9
Segment Adjusted EBITDA (1)	$41.6	$21.4	$130.4	$81.1

Europe
Segment income	$30.4	$28.4	$101.0	$101.7
Unfavorable (favorable) metal price lag	7.1	0.1	(2.9)	(0.5)
Segment Adjusted EBITDA (1)	$37.5	$28.5	$98.1	$101.2

Asia Pacific
Segment income	$7.0	$4.3	$16.1	$10.0
Favorable metal price lag	(0.7)	(0.6)	(1.2)	(1.8)
Segment Adjusted EBITDA (1)	$6.3	$3.7	$14.8	$8.3

(1) Amounts may not foot as they represent the calculated totals based on actual amounts and not the rounded amounts presented in this table.

Aleris Corporation

Reconciliation of Revenues to
Commercial Margin
(unaudited)
(in millions)

	For the three months ended		For the nine months ended
	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
North America
Revenues	$532.4	$364.4	$1,471.9	$1,129.0
Hedged cost of metal	(316.3)	(224.1)	(871.4)	(685.3)
(Favorable) unfavorable metal price lag	(10.7)	1.6	(35.1)	5.9
Commercial margin	$205.4	$141.9	$565.4	$449.6

Europe
Revenues	$348.8	$324.3	$1,084.7	$969.2
Hedged cost of metal	(204.9)	(192.6)	(630.4)	(550.4)
Unfavorable (favorable) metal price lag	7.1	0.1	(2.9)	(0.5)
Commercial margin	$151.0	$131.8	$451.4	$418.3

Asia Pacific
Revenues	$35.5	$32.2	$109.4	$87.1
Hedged cost of metal	(18.6)	(17.0)	(59.3)	(45.5)
Favorable metal price lag	(0.7)	(0.6)	(1.2)	(1.8)
Commercial margin	$16.2	$14.6	$48.9	$39.8

Aleris Corporation
Revenues	$911.3	$712.8	$2,644.2	$2,163.2
Hedged cost of metal	(534.4)	(425.2)	(1,539.3)	(1,258.7)
(Favorable) unfavorable metal price lag	(4.3)	1.0	(39.3)	3.6
Commercial margin	$372.6	$288.6	$1,065.6	$908.1